Exhibit 107.1

Calculation of Filing Fee Tables

Form S-3 (Form Type)

PureCycle Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered (1)	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
Equity	Common Stock, $0.001 par value per share	19,645,081	$205,291,096.45 (2)	S-1	333-251034	March 19, 2021
Equity	Common Stock, $0.001 par value per share (3)	6,857,812	$152,312,004.52 (4)	S-1	333-257423	July 1, 2021

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), the amount of securities previously registered includes such indeterminate number of additional securities that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant’s common stock on November 23, 2020, as reported on The Nasdaq Capital Market, which was approximately $10.45 per share.

(3)	Represents (i) 5,874,994 shares of Common Stock (“Warrant Shares”) that may be issued by the Registrant upon exercise of the Company Warrants (as defined in the Registration Statement on Form S-3 to which this exhibit is attached (the “Registration Statement”)) and (ii) up to 982,818 shares of Common Stock held by certain Initial Stockholders (as defined in the Registration Statement) named in the Registration Statement (including the shares of Common Stock that may be issued upon exercise of the warrants held by such Initial Stockholders). The issuance of the Warrant Shares upon exercise of the Company Warrants was previously registered pursuant to the Form S-4 (File No. 333-250847), as amended, initially filed by the Registrant on November 11, 2020 and declared effective by the Securities and Exchange Commission on February 11, 2021. The issuance of the Warrant Shares (and the subsequent resale of such Warrant Shares by certain selling stockholders) and the resale of the shares held by the Initial Stockholders was subsequently registered (and re-registered with respect to the Warrants Shares), on the Registrant’s Form S-1 (File No. 333-257423), filed on June 25, 2021 and declared effective by the Securities and Exchange Commission on July 1, 2021.

(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant’s common stock on June 21, 2021, as reported on The Nasdaq Capital Market, which was approximately $22.21 per share.